Exhibit 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. ANNOUNCES RECORD SECOND QUARTER
REVENUE FOR FISCAL 2006

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(843) 272-4653
http://www.winland.com/
•	REVENUES UP 50% TO $10.7 MILLION VS. Q2 2005 AND UP 31% VS. Q1 2006

•	STOCKHOLDERS’ EQUITY INCREASES 8% TO $9.8 MILLION
MANKATO, Minn. /August 2, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced record financial results for the second quarter ended June 30, 2006.
Revenues for the second quarter were a record $10.7 million, an increase of 50 percent compared to the $7.1 million reported for the second quarter of fiscal 2005 and up 31 percent sequentially from the $8.1 million reported for the first quarter of 2006. The increase in sales is attributable to sales from new electronic manufacturing services (EMS) customers and increases in existing customer orders. The Company also reported improved sales of its proprietary critical environment products. Gross profit for the quarter was $1.6 million, or 15 percent of sales, down from gross profit of $1.9 million, or 26 percent of sales for the second quarter last year. Gross profit was impacted by a one-time reserve of $415,000 taken for the EnviroAlert product update initiative. Exclusive of this reserve, gross profit totaled $2.0 million, or 19.0 percent of sales. Total operating expenses increased 17 percent to $1.1 million compared to $963,985 reported in the second quarter last year. Total operating expenses decreased 2 percent sequentially compared to the first quarter of 2006. Income from operations decreased 48 percent to $478,215 compared to $914,900 for the second quarter last year, reflecting the $415,000 product update reserve added to cost of goods sold and lower gross margin contribution. Net income decreased 49 percent to $290,799, or $0.08 per basic and fully diluted shares (based on 3.7 million fully diluted shares) compared to net income of $566,539, or $0.16 per basic fully diluted share (based on 3.6 million fully diluted shares) for the second quarter last year.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “In the second quarter of 2006 we surpassed the $10 million mark in revenue for the first time in company history, demonstrating the success of our efforts to grow the business base and in the long-term, to replace the expected loss of revenue as Select Comfort begins to shift a portion of their business to another provider. We have been advised by Select Comfort to expect continued orders on the complete product line through September 2006. Our sales staff remains aggressive in signing new customers and building our business with our existing customers. Worldwide competitive pressures have caused margins to decline, however, we are seeing this downward trend slowing. We will continue to grow and move the Company forward and adjust to the margins the markets will allow. The second quarter was also impacted by the product update on our proprietary products Enviro-Alert EA-200 and EA-400. The charge represents a one-time reserve of $415,000 added to the cost of goods sold for the second quarter. As we stated in our press release about this event, it was the right thing to do when field experience indicated that the operating environment in some instances was more noisy then first anticipated. Our customers have responded favorably to the replacement offer, and sales of these products have returned to normal levels.”
For the first six months of 2006, net sales were $18.8 million, up 33 percent compared to sales of $14.1 million for the first half of last year. Gross profit was $3.3 million, or 17 percent of sales, compared to gross profit of 3.6 million, or 25 percent of sales for the first six months of last year. Our total operating expenses increased 12 percent to $2.3 million compared with operating expenses of $2.0 million for the comparable prior-year period. Operating income was $980,237 compared to $1.5 million for the first six months of last year. Net income was $601,821, or $0.17 per basic and $0.16 per fully diluted share, for the first six months of 2006, compared to net income of $941,353, or $0.27 per basic and $0.26 per fully diluted share, for the first half of last year.
The balance sheet remained strong, with stockholders’ equity increasing 8 percent to $9.8 million as of June 30, 2006, from $9.0 million on December 31, 2005. The Company completed the quarter with $337,096 in cash and a current ratio of 2.05 to 1.
Mr. Krueger continued, “Going forward, we will maintain our investment in the growth of markets for our proprietary products and continue to build on the momentum and successes of our EMS business. Also during the quarter, we renewed our credit line with our bank and maintained good cash conversion cycles, preserving our strong balance sheet with our 18th consecutive quarter of profitability. Overall, the Winland team is working hard to create a stronger, competitive and well-rounded technology Company.”
Management will conduct a conference call to discuss its financial results today at 4:30 p.m. ET. Interested parties may access the call by calling 888-802-2280 from within the United States, or 913-312-1266 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 9, 2006, and can be accessed by dialing 888-203-1112 (U.S.) or 719-457-0820 (Int’l), using passcode 4788232. This call is being web cast by ViaVid Broadcasting and can be accessed at Winland Electronics’ website at www.winland.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 2, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.
Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.
Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to (i) growing the base of our business and replacing, in the long term, the expected loss of revenue due to a decrease of the sales to Select Comfort, (ii) adjusting our margins and (iii) continuing our growth are forward-looking statements. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risks that (i) we will not be able to expand the base of our business and replace the expected loss of revenue due to the decrease in sales to Select Comfort Select Comfort, (ii) Select Comfort and other customers may cease to do business with the Company or demand pricing that reduces the Company’s profitability as a condition to retaining the business; (iii) unanticipated problems in design, manufacture or performance of our products will arise; (iv) costs of production will exceed current estimates; and (v) we will not be able to remain profitable while reducing our margins to the extent required by the market at the same time. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2006 and 2005
(UNAUDITED)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Net sales	$10,661,222	7,129,363	18,808,431	14,142,755
Cost of sales	9,054,234	5,250,478	15,545,662	10,564,622

Gross profit	1,606,988	1,878,885	3,262,769	3,578,133

Operating expenses:
General and administrative	618,472	448,566	1,211,504	957,984
Sales and marketing	389,972	340,567	803,877	676,700
Research and development	120,329	174,852	267,151	399,068

	1,128,773	963,985	2,282,532	2,033,752

Operating income	478,215	914,900	980,237	1,544,381

Other income (expenses):
Interest expense	(30,596)	(30,164)	(59,379)	(59,973)
Other, net	(7,820)	44,803	4,963	58,945

	(38,416)	14,639	(54,416)	(1,028)

Income before income taxes	439,799	929,539	925,821	1,543,353

Income tax expense	(149,000)	(363,000)	(324,000)	(602,000)

Net income	$290,799	$566,539	$601,821	$941,353

Earnings per common share:
Basic	$0.08	$0.16	$0.17	$0.27
Diluted	0.08	0.16	0.16	0.26

Weighted-average number of common shares outstanding:
Basic	3,563,164	3,508,073	3,548,819	3,480,544
Diluted	3,669,749	3,631,577	3,660,037	3,622,411

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS
June 30, 2006 and December 31, 2005

	June 30, 2006	December 31, 2005
	(Unaudited)

Cash	337,096	865,181

Total Current Assets	11,433,420	9,017,949

Net Property and Equipment	5,555,845	4,928,137

Total Assets	16,992,898	13,947,494

Total Current Liabilities	5,573,656	3,025,831

Total Long-Term Liabilities	1,607,139	1,841,302

Stockholder’s Equity	9,812,103	9,080,361

Total Liabilities and Equity	16,992,898	13,947,494